Exhibit 99.1

FOR IMMEDIATE RELEASE

FDA Grants Fast Track Designation to Cempra for Solithromycin in the Treatment of Community Acquired Bacterial Pneumonia

CHAPEL HILL, N.C. – August 19, 2015 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced that the U.S. Food and Drug Administration (FDA) has granted Fast Track designation for solithromycin intravenous (IV) and capsules for the treatment of community acquired bacterial pneumonia (CABP). Solithromycin is currently in Phase 3 development for the treatment of CABP and submission of a New Drug Application (NDA) is planned for 2016. Additional clinical studies with solithromycin include a Phase 3 trial in uncomplicated gonorrhea that is expected to complete patient enrollment by the end of 2015, a Phase 2 trial in chronic obstructive pulmonary disease (COPD), a Phase 2 trial in nonalcoholic steatohepatitis (NASH), and a Phase 1b trial in pediatric patients.

“We are pleased that the FDA has granted Fast Track status for solithromycin IV and capsules in the treatment of CABP,” said Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. “We look forward to working with the FDA to streamline the development and review of this promising drug and we currently remain on track to release top line data from our Phase 3 solithromycin IV clinical study conducted in patients with CABP by the end of this year.”

The FDA’s Fast Track program was designed to facilitate the development and expedite the review of new drugs that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. Drugs with the Fast Track designation ordinarily qualify for priority review, thereby expediting the FDA review process. Additionally, companies that receive Fast Track designation are allowed to submit completed sections of their NDA on a rolling basis.

The FDA has previously designated solithromycin IV and capsules for the treatment of CABP and solithromycin capsules for the treatment of gonorrhea as a Qualified Infectious Disease Product (QIDP). The QIDP designation will make solithromycin eligible to benefit from certain incentives as provided under the Generating Antibiotic Incentives Now (GAIN) program. These incentives include FDA priority review, eligibility for fast-track status and, if ultimately approved by the FDA, solithromycin would be eligible for an additional five-year extension of Hatch-Waxman new chemical entity exclusivity.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in Phase 3 clinical development for community acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin has also entered a Phase 3 clinical trial for uncomplicated bacterial urethritis caused by Neisseria gonorrhoeae and chlamydia. Taksta™ (CEM-102) is Cempra’s second product candidate, which is being developed for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates; the costs, sources of funds, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

CONTACTS:

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contacts:

Russo Partners, LLC

Robert E. Flamm, Ph.D.

(212) 845-4226

robert.flamm@russopartnersllc.com

Lena Evans

(212) 845-4262

lena.evans@russopartnersllc.com

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